FOR IMMEDIATE RELEASE	Bel Fuse Inc. 206 Van Vorst Street Jersey City, NJ 07302 www.belfuse.com tel 201.432.0463 fax 201.432.9542

Investor Contact: Darrow Associates tel 516.419.9915 pseltzberg@darrowir.com	Company Contact: Daniel Bernstein President ir@belf.com
Bel Reports Second Quarter 2016 Results

JERSEY CITY, NJ, July 27, 2016 - Bel Fuse Inc. ("Bel," or, "the Company") (NASDAQ:BELFA and NASDAQ:BELFB) today announced preliminary financial results for the second quarter of 2016.

Second Quarter 2016 Highlights

•	Net sales decreased 9.6% to $131.6 million in the second quarter of 2016 as compared with $145.7 million in the second quarter of 2015.
•	Operating income was $10.0 million in the second quarter of 2016 as compared with operating income of $7.5 million in the second quarter of 2015.
•
GAAP EPS was $1.83 per Class A share and $1.93 per Class B share in the second quarter of 2016 as compared with GAAP EPS of $0.49 per Class A share and $0.52 per Class B share in the second quarter of 2015. Non GAAP EPS was $0.43 per Class A share and $0.46 per Class B share in the second quarter of 2016. This compares with Non GAAP EPS of $0.57 per Class A share and $0.60 per Class B share in the second quarter of 2015.

Non GAAP financial measures, such as Non GAAP EPS, exclude the impact of acquisition-related costs, restructuring charges and certain other items. Please refer to the financial information included with this press release for reconciliations of GAAP financial measures to Non GAAP financial measures.

CEO Comments

Daniel Bernstein, President and CEO, said "We are pleased with the performance of the business in the second quarter of 2016 despite lower revenues.  Bel's post acquisition cost saving and restructuring efforts completed last year have reduced fixed costs and allowed for continued improvement in profitability while we position for future revenue growth. As Bel moves forward, our focus turns to improving top line growth and we have realigned our sales structure to accomplish this goal.

"Bel's Cinch Connectivity Solutions (CCS) business finished the second quarter with essentially flat sales but improved operating profitability resulting from lower costs and favorable sales mix as compared with the same period last year. We were able to overcome continued general market weakness with improved distribution sales, highlighted by significant gains in sales through our value added distribution partners servicing the commercial avionics market and improved sales of our optical products sold primarily into high reliability military applications. CCS continues to allocate a significant amount of our design resources to the development of next generation avionics products and we are encouraged by recent progress made in the design of these products and in the qualification of these products with our OEM (original equipment manufacturer) customers. This effort and expected demand increases on existing commercial avionics platforms are anticipated to provide sales growth in future quarters.

"Bel Power Solutions (BPS) sales continued to decline as a result of previous management's actions. These actions had resulted in BPS being removed from key customers' preferred supplier lists. As a result of taking corrective actions since acquiring BPS, over the past 12 months we have been able to regain that status at key customers; however, not being able to participate in new designs for a period of time has contributed to a large part of the decline in sales. BPS has refreshed its product lines and introduced new products for the Rail industry and Open Compute market. Also, BPS will open a Taiwan engineering design and support center in August 2016 to better service the local needs of the ODM (original design manufacturer) customers who work closely with our major customers on the development of their new systems. We continue to expect BPS to be a major driver of future growth of our business.

"Bel's Magnetic Solutions products sales were lower in the second quarter of 2016 as compared with the same period last year as a result of a decrease in our ICM product sales. These products are mainly used by Networking and Telecommunication manufacturers."

Second Quarter 2016 Results

Net Sales
Net sales decreased 9.6% to $131.6 million in the second quarter of 2016 as compared with $145.7 million in the second quarter of 2015, primarily due to lower sales of Bel's power solutions and protection products, as well as certain magnetic products.

Gross Profit
Gross profit decreased 10.0% to $25.7 million in the second quarter of 2016 as compared with $28.6 million in the second quarter of 2015 primarily due to the impact of lower sales. Despite the decline in net sales, lower material costs, lower warranty costs and a favorable mix of products sold enabled gross profit margin to remain essentially flat. In addition, the restructuring efforts taken last year also had a favorable impact on the second quarter of 2016 gross profit margin.

Selling, General and Administrative Expenses (SG&A)
SG&A expenses decreased 13.5% to $18.0 million, or 13.6% of net sales in the second quarter of 2016 as compared with $20.8 million, or 14.3% of net sales in the second quarter of 2015. In the second quarter of 2016, we recorded a benefit of $2.4 million for certain value-added and business tax items recorded in connection with the acquisition of Power Solutions. Also, in the second quarter of 2016, foreign currency exchange gains increased $0.6 million as compared with the second quarter of 2015.

Goodwill and Other Intangible Assets Impairment
In the second quarter of 2016, we finalized the goodwill and other intangible assets impairment analysis, and, as a result, we recorded a $2.6 million reduction to the impairment charge.

Operating Income
Operating income was $10.0 million in the second quarter of 2016 as compared with operating income of $7.5 million in the second quarter of 2015.

Income Taxes
Income tax benefit was $14.1 million in the second quarter of 2016 as compared with an income tax benefit of $0.6 million in the second quarter of 2015. The income tax benefit in the second quarter of 2016 included a net benefit related to the resolution of certain liabilities for uncertain tax positions of $10.4 million and a net benefit related to the goodwill and other intangible assets impairment of $2.3 million finalized in the second quarter of 2016. In addition, the mix of pre-tax earnings and losses in different jurisdictions contributed to the benefit in the second quarter of 2016.

Net Earnings
Net earnings was $22.8 million in the second quarter of 2016 as compared with net earnings of $6.1 million in the second quarter of 2015.

First Half 2016 Results

Net Sales
Net sales decreased 12.1% to $252.8 million in the first half of 2016 as compared with $287.7 million in the first half of 2015, primarily due to lower sales of Bel's power solutions and protection products, as well as certain magnetic products.

Gross Profit
Gross profit decreased 11.9% to $48.8 million in the first half of 2016 as compared with $55.4 million in the first half of 2015 primarily due to the impact of lower sales. Gross profit margin was relatively flat in the first half of 2016 as compared with the first half of 2015. Gross profit margin performance reflected the impact of lower sales, offset by lower material costs, lower warranty costs and the favorable mix of products sold. In addition, the restructuring efforts taken last year also had a favorable impact on the first half of 2016 gross profit margin.

Selling, General and Administrative Expenses (SG&A)
SG&A expenses decreased to $35.6 million, or 14.1% of net sales in the first half of 2016 as compared with $38.4 million, or 13.3% of net sales in the first half of 2015. In the first half of 2016, we recorded a benefit of $5.2 million for certain value-added and business tax items recorded in connection with the acquisition of Power Solutions. These factors were partially offset by a decrease in foreign currency exchange gains of $4.3 million in the first half of 2016 as compared with the first half of 2015.

Goodwill and Other Intangible Assets Impairment
In the second quarter of 2016, we finalized the goodwill and other intangible assets impairment analysis, and, as a result, we recorded a $2.6 million reduction to the impairment charge. The final impairment charge was $106.0 million in the first half of 2016. As previously disclosed, this impairment charge will not result in any future cash expenditures, impact liquidity, affect the ongoing business or financial performance of our reporting units, or impact compliance with our debt covenants.

Operating (Loss) Income
Operating loss was $(93.4) million in the first half of 2016 as compared with operating income of $16.5 million in the first half of 2015.

Income Taxes
Income tax benefit was $19.0 million in the first half of 2016 as compared with an income tax provision of $1.4 million in the first half of 2015. The income tax benefit in the first half of 2016 included a net benefit related to the resolution of certain liabilities for uncertain tax positions of $13.0 million and a net benefit related to the goodwill and other intangible assets impairment of $4.4 million finalized in the second quarter of 2016. In addition, the mix of pre-tax earnings and losses in different jurisdictions contributed to the benefit in the second quarter of 2016.

Net (Loss) Earnings
Net loss was $(77.9) million in the first half of 2016 as compared with net earnings of $11.4 million in the first half of 2015.

Balance Sheet Data
As of June 30, 2016, working capital was $160.4 million, including $67.5 million of cash and cash equivalents with a current ratio of 2.6-to-1. Total debt was $156.5 million. In comparison, as of December 31, 2015, working capital was $158.6 million, including $85.0 million of cash and cash equivalents with a current ratio of 2.3-to-1 and total debt of $183.5 million.

Conference Call
Bel has scheduled a conference call at 11:00 a.m. EDT today. To participate, dial (888) 430-8709 or (719) 325-2455 if dialing internationally, conference ID number: 5201184. A simultaneous webcast of the conference call may be accessed online from the Events and Presentations link of the Investors page under the "About Bel" tab at www.BelFuse.com. The webcast replay will be available for a period of 20 days at this same Internet address. For a telephone replay, dial (877) 870-5176, replay PIN number: 5201184 after 2:00 p.m. EDT.

About Bel
Bel (www.belfuse.com) designs, manufactures and markets a broad array of products that power, protect and connect electronic circuits.  These products are primarily used in the networking, telecommunications, computing, military, aerospace, transportation and broadcasting industries.  Bel's product groups include Magnetic Solutions (integrated connector modules, power transformers, power inductors and discrete components), Power Solutions and Protection (front-end, board-mount and industrial power products, module products and circuit protection), and Connectivity Solutions (expanded beam fiber optic, copper-based, RF and RJ connectors and cable assemblies).  The Company operates facilities around the world.

Forward-Looking Statements
Non-historical information contained in this press release (including the statements regarding future revenues from BPS, the opening of a Taiwan engineering and design support center, the expectation of BPS to be a major driver of future growth of our business, potential demand increases in the Commercial Aerospace business and positioning for future growth are forward-looking statements (as described under the Private Securities Litigation Reform Act of 1995) that involve risks and uncertainties. Actual results could differ materially from Bel's projections. Among the factors that could cause actual results to differ materially from such statements are: the market concerns facing our customers; the continuing viability of sectors that rely on our products; the effects of business and economic conditions; difficulties associated with integrating recently acquired companies; capacity and supply constraints or difficulties; product development, commercialization or technological difficulties; the regulatory and trade environment; risks associated with foreign currencies; uncertainties associated with legal proceedings; the market's acceptance of the Company's new products and competitive responses to those new products; and the risk factors detailed from time to time in the Company's SEC reports. In light of the risks and uncertainties impacting our business, there can be no assurance that any forward-looking statement will in fact prove to be correct. We undertake no obligation to update or revise any forward looking statements.

Non-GAAP Financial Measures
The non GAAP measures identified in this press release as well as in the supplementary information to this press release are not measures of performance under accounting principles generally accepted in the United States of America ("GAAP").  These measures should not be considered a substitute for, and the reader should also consider, income from operations, net earnings, earnings per share and other measures of performance as defined by GAAP as indicators of our performance or profitability. Our non GAAP measures may not be comparable to other similarly-titled captions of other companies due to differences in the method of calculation.

Website Information
We routinely post important information for investors on our website, www.belfuse.com, in the "Investor Relations" section. We use our website as a means of disclosing material, otherwise non-public information and for complying with our disclosure obligations under Regulation FD. Accordingly, investors should monitor the Investor Relations section of our website, in addition to following our press releases, SEC filings, public conference calls, presentations and webcasts. The information contained on, or that may be accessed through, our website is not incorporated by reference into, and is not a part of, this document.

Bel Fuse Inc.
Supplementary Information(1)
Condensed Consolidated Statements of Operations
(in thousands, except per share amounts)
(unaudited)

	Three Months Ended		Six Months Ended
	June 30,		June 30,
	2016	2015	2016	2015

Net sales	$131,622	$145,658	$252,805	$287,673
Cost of sales	105,930	117,098	204,040	232,301
Gross profit	25,692	28,560	48,765	55,372
As a % of net sales	19.5%	19.6%	19.3%	19.2%

Selling, general and administrative expenses	17,966	20,764	35,636	38,372
As a % of net sales	13.6%	14.3%	14.1%	13.3%
Impairment of goodwill and other intangible assets(2)	(2,611)	-	105,972	-
Restructuring charges	373	344	601	502

Income (loss) from operations	9,964	7,452	(93,444)	16,498
As a % of net sales	7.6%	5.1%	-37.0%	5.7%

Interest expense	(1,505)	(1,994)	(3,706)	(4,173)
Interest income and other, net	184	17	224	420
Earnings (loss) before (benefit) provision for income taxes	8,643	5,475	(96,926)	12,745

(Benefit) provision for income taxes	(14,133)	(587)	(19,005)	1,363
Effective tax rate	-163.5%	-10.7%	19.6%	10.7%
Net earnings (loss) available to common stockholders	$22,776	$6,062	$(77,921)	$11,382
As a % of net sales	17.3%	4.2%	-30.8%	4.0%

Weighted average number of shares outstanding:
Class A common shares - basic and diluted	2,175	2,175	2,175	2,175
Class B common shares - basic and diluted	9,729	9,693	9,707	9,682

Net earnings (loss) per common share:
Class A common shares - basic and diluted	$1.83	$0.49	$(6.31)	$0.91
Class B common shares - basic and diluted	$1.93	$0.52	$(6.61)	$0.97

(1) The supplementary information included in this press release for 2016 is preliminary and subject to change prior to the filing of our upcoming Quarterly Report on Form 10-Q with the Securities and Exchange Commission.

(2) In the second quarter of 2016, we finalized the goodwill and other intangible assets impairment and, as a result, recognized a $2.6 million reduction to the estimated impairment charge recognized in the first quarter of 2016, resulting in a total non-cash impairment charge of $106.0 million. As previously disclosed, this impairment will not result in any future cash expenditures, impact liquidity, affect the ongoing business or financial performance of our reporting units, or impact compliance with our debt covenants.

Bel Fuse Inc.
Supplementary Information(1)(2)
Condensed Consolidated Balance Sheets
(in thousands, unaudited)

	June 30	December 31,
	2016	2015
Assets
Current assets:
Cash and cash equivalents	$67,468	$85,040
Accounts receivable, net	82,639	86,268
Inventories	99,336	98,510
Other current assets	12,259	10,653
Total current assets	261,702	280,471
Property, plant and equipment, net	53,713	57,611
Goodwill and other intangible assets, net(3)	98,479	209,461
Other assets	31,599	35,828
Total assets	$445,493	$583,371

Liabilities and Stockholders' Equity
Current liabilities:
Accounts payable	$50,148	$49,798
Current portion of long-term debt	9,725	24,772
Other current liabilities	41,472	47,282
Total current liabilities	101,345	121,852
Long-term debt	146,776	158,776
Other liabilities	44,832	69,621
Total liabilities	292,953	350,249
Stockholders' equity	152,540	233,122
Total liabilities and stockholders' equity	$445,493	$583,371

(1) The supplementary information included in this press release for 2016 is preliminary and subject to change prior to the filing of our upcoming Quarterly Report on Form 10-Q with the Securities and Exchange Commission.

(2) In accordance with recent accounting pronouncements, the December 31, 2015 balance sheet has been revised to present deferred tax assets and deferred tax liabilities as noncurrent and a reclassification of deferred financing costs from other assets to long-term debt. These revisions were not material to the Condensed Consolidated Balance Sheet.

(3) See Note 2 to the Condensed Consolidated Statements of Operations for details of the change in goodwill and other intangible assets, net.

Bel Fuse Inc.
Supplementary Information(1)
Reconciliation of GAAP Net Earnings (Loss) Available to Common Stockholders to Non GAAP EBITDA2)
(in thousands, unaudited)

	Three Months Ended		Six Months Ended
	June 30,		June 30,
	2016	2015	2016	2015

GAAP Net earnings (loss) available to common stockholders	$22,776	$6,062	$(77,921)	$11,382
Interest expense	1,505	1,994	3,706	4,173
(Benefit) provision for income taxes	(14,133)	(587)	(19,005)	1,363
Depreciation and amortization	5,467	5,951	10,968	11,589
Non GAAP EBITDA	$15,615	$13,420	$(82,252)	$28,507
% of net sales	11.9%	9.2%	-32.5%	9.9%

(1) The supplementary information included in this press release for 2016 is preliminary and subject to change prior to the filing of our upcoming Quarterly Report on Form 10-Q with the Securities and Exchange Commission.

(2) In this press release and supplemental information, we have included non-U.S. GAAP financial measures, including EBITDA and Non U.S. GAAP EPS. We present results adjusted to exclude the effects of certain specified unusual items and their related tax impact that would otherwise be included under U.S GAAP, to aid in comparisons with other periods. We may use Non-U.S GAAP financial measures to determine performance-based compensation and management believes that this information may be useful to investors.

The following tables reconcile our US GAAP net earnings per common Class A and Class B basic and diluted shares ("GAAP EPS") to Non US GAAP net earnings per common Class A and Class B basic and diluted shares ("Non GAAP EPS"). Non GAAP EPS for the 2015 periods presented below has been revised to reflect the impact of the Power Solutions acquisition related items and settlements included in selling, general and administrative expenses and income taxes. In 2015, Non GAAP EPS was previously presented as $0.52 per Class A shares and $0.55 per Class B share for the three months ended June 30, 2015 and $1.00 per Class A share and $1.07 per Class B share for the six months ended June 30, 2015.

	Three Months Ended June 30,				Six Months Ended June 30,
	2016		2015		2016		2015
			Revised				Revised
	Class A	Class B	Class A	Class B	Class A	Class B	Class A	Class B
GAAP EPS	$1.83	$1.93	$0.49	$0.52	$(6.31)	$(6.61)	$0.91	$0.97
Reconciling items (a)	(1.40)	(1.47)	0.08	0.08	6.78	7.13	0.19	0.19
Non GAAP EPS	$0.43	$0.46	$0.57	$0.60	$0.47	$0.52	$1.10	$1.16

(a) The following tables detail the reconciling items and the impact they had on the Company's net earnings per common Class A and Class B basic and diluted shares and the line items these items were included in on the condensed consolidated statements of operations.

	Three Months Ended June 30, 2016					Three Months Ended June 30, 2015
Reconciling Items	Gross Impact	Tax Effect	Net Earnings Impact	Class A EPS Impact	Class B EPS Impact	Gross Impact	Tax Effect	Net Earnings Impact	Class A EPS Impact	Class B EPS Impact
Impairment of goodwill and other intangible assets	$(2,611)	$2,333	$(4,944)	$(0.40)	$(0.42)	$-	$-	$-	$-	$-
Restructuring charges	373	136	237	0.02	0.02	344	90	254	0.02	0.02
Acquisition related costs included in selling, general and administrative expenses	150	57	93	0.01	0.01	78	28	50	-	-
Power Solutions acquisition related items and settlements included in selling, general and administrative expenses and income taxes	(2,358)	10,400	(12,758)	(1.03)	(1.08)	106	(488)	594	0.05	0.05
Information technology migration and rebranding costs included in selling, general and administrative expenses	-	-	-	-	-	171	63	108	0.01	0.01
Total reconciling items	$(4,446)	$12,926	$(17,372)	$(1.40)	$(1.47)	$699	$(307)	$1,006	$0.08	$0.08

	Six Months Ended June 30, 2016					Six Months Ended June 30, 2015
Reconciling Items	Gross Impact	Tax Effect	Net Earnings Impact	Class A EPS Impact	Class B EPS Impact	Gross Impact	Tax Effect	Net Earnings Impact	Class A EPS Impact	Class B EPS Impact
Impairment of goodwill and other intangible assets	$105,972	$4,385	$101,587	$8.21	$8.63	$-	$-	$-	$-	$-
Restructuring charges	601	221	380	0.03	0.03	502	137	365	0.03	0.03
Acquisition related costs included in selling, general and administrative expenses	162	62	100	0.01	0.01	463	173	290	0.02	0.02
Power Solutions acquisition related items and settlements included in selling, general and administrative expenses and income taxes	(5,155)	13,029	(18,184)	(1.47)	(1.54)	211	(971)	1,182	0.10	0.10
Information technology migration and rebranding costs included in selling, general and administrative expenses	-	-	-	-	-	774	282	492	0.04	0.04
Total reconciling items	$101,580	$17,697	$83,883	$6.78	$7.13	$1,950	$(379)	$2,329	$0.19	$0.19